EXHIBIT 10.19

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into, effective as of April 27, 2004 (the “Effective Date”), by and between CALLWAVE, INC., a California corporation (the “Company”), and JASON S. SPIEVAK (“Employee”), with reference to the following facts:

RECITALS:

The parties have agreed to execute this Agreement in order to memorialize the terms and conditions on which the Company shall employ Employee.

AGREEMENTS:

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. POSITION AND DUTIES

1.1 POSITION AND TITLE. The Company hereby hires Employee to serve as the Chief Financial Officer of the Company.

(a) LIMITS ON AUTHORITY. Employee shall perform his duties as Chief Financial Officer of the Company pursuant to this Agreement in compliance with applicable law and consistent with such budgets as the Company’s Board of Directors adopts and modifies from time to time.

(b) ANNUAL REVIEWS. Within thirty (30) days after each annual anniversary of the Effective Date of this Agreement, the Company shall review Employee’s performance of his duties pursuant to this Agreement and advise Employee of the results of that review. In connection with each such review, the Company shall evaluate whether any increase in Employee’s compensation under Section 2, below, is appropriate.

(c) REPORTING AND AUTHORITY. Employee shall report to the Company’s Chief Executive Officer. Subject to directions from the Chief Executive Officer and to the power and authority of the Company’s Board of Directors to govern the affairs of the Company, Employee shall have full authority and responsibility for supervising and managing the financial affairs of the Company, including (i) preparing and delivering to the Board of Directors accurate financial statements at such time and with such detail as the Board of Directors may request, (ii) supervising the Company’s engagement of and relationship with its independent certified public accountants, (iii) supervising the Company’s collection of receivables, deposit of funds, and payment of expenses, (iv) preparing such forecasts as the Company’s Chief Executive Officer or Board of Directors may request, (v) ensuring that the Company’s financial affairs are conducted in compliance with applicable law, and (vi) exercising such other authority and responsibility as the Company’s Chief Executive Officer may delegate to Employee from time to time.

1.2 ACCEPTANCE. Employee hereby accepts employment by the Company in the capacity set forth in Section 1.1, above, and agrees to perform the duties of such position from and after the Effective Date of this Agreement in a diligent, efficient, trustworthy, and businesslike manner. Employee agrees that, to the best of the Employee’s ability and experience, Employee at all times shall loyally and conscientiously discharge all of the duties and responsibilities imposed upon Employee pursuant to this Agreement.

1.3 BUSINESS TIME. Employee shall devote his exclusive business time to the performance of his duties under this Agreement.

1.4 LOCATION. Employee shall perform his duties under this Agreement from the Company’s principal offices in Santa Barbara, California. Employee acknowledges and agrees that from time to time he shall be required to travel (at the cost and expense of the Company) to other locations outside of Santa Barbara, California, in order to discharge his duties under this Agreement.

1.5 TERM. Subject to such sooner term pursuant to Section 3 below, the term of this Agreement shall commence as of the Effective Date and shall expire on the third annual anniversary thereof in April 2007.

2. COMPENSATION. The Company shall compensate Employee for his services pursuant to this Agreement as follows:

2.1 SALARY. The Company shall pay to Employee an annual salary in the amount of Two Hundred Thousand Dollars ($200,000.00) (“Base Compensation”), payable in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time. Such annual salary shall be subject to periodic increases, in such amounts (if any) as the Company may determine to be appropriate, at the time of Employee’s annual review pursuant to Section 1.1(b), above, at such other times (if any) as the Company may select.

2.2 ANNUAL BONUS. Employee shall be eligible for discretionary annual bonus compensation, in the discretion of the Company based upon the performance of Employee and the Company, as follows:

(a) CASH BONUS. Employee shall be eligible to receive in each calendar year during the term of this Agreement a cash bonus of up to Thirty-five Thousand Dollars ($35,000) per year, subject to applicable income tax and wage withholding amounts. Such amount shall be payable annually on or before each June 30th, beginning in 2004.

(b) OPTION GRANT. Employee also shall be eligible to receive in an incentive stock option for the purchase of up to Fifty Thousand (50,000) shares of Company common stock with the exact number of shares to be covered by any option, the exercise price of such option, and the vesting schedule thereof to be determined in the sole discretion of the Board of Directors.

2.3 FRINGE BENEFITS/VACATION. Employee shall accrue in each period of twelve (12) consecutive months of employment during the term of this Agreement paid vacation in an amount equal to the greater of three (3) weeks or the period for which Employee is eligible under the Company’s vacation pay policy. Employee shall be eligible for such other fringe benefits as are provided to the Company’s employees generally from time to time.

2.4 REIMBURSEMENT OF EXPENSES. The Company shall reimburse Employee for authorized expenses incurred by Employee in the performance of his duties, provided that such expenses are reasonable in amount, incurred for the benefit of the Company, and are supported by itemized accountings and expense receipts submitted to the Company prior to any reimbursement.

3. TERMINATION

3.1 DEFINITIONS. For purposes of this Agreement, the term:

(a) “CHANGE OF CONTROL” shall mean the occurrence of any of the following events:

(i) any transaction or series of related transactions by which any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including all affiliates of such person, who, prior to the date of such transaction or series of related transactions, is the beneficial owner of less than 5% of the outstanding shares of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities, other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (B) any affiliate, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (c) Peter V. Sperling or any affiliate thereof. For purposes of this Agreement, the term “affiliate,” as applied to any person, shall mean any other person that is controlled by, in control of, or commonly controlled with such person.

(ii) during any period of two consecutive years commencing on or after the Effective Date of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Section) whose election by the Board of Directors of the Company or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (hereinafter referred to as “Continuing Directors”), cease for any reason to constitute at least a majority thereof;

(iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 25% of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets. For purposes of this clause (iv), the term “the sale or disposition by the Company of all or substantially all of the Company’s assets” shall mean a transaction or series of related transactions involving assets of the Company or of any direct or indirect subsidiary of the Company (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board of Directors of the Company determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the “fair market value of the Company” (as hereinafter defined). For purposes of the preceding sentence, the “fair market value of the Company” shall be the aggregate market value of the Company’s outstanding common stock (on a fully diluted basis) plus the aggregate market value of the Company’s other outstanding equity securities. The aggregate market value of the Company’s equity securities shall be determined by multiplying the number of shares of the Company’s common stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the “Transaction Date”) by the average closing price of such security for the ten (10) trading days immediately preceding the Transaction Date, or if not publicly traded, by such other method as the Board of Directors of the Company shall determine is appropriate.

(b) “DATE OF TERMINATION” shall mean the date specified in the Notice of Termination (as defined below).

(c) “DISABILITY” OR “DISABLED” shall mean that Employee is suffering from a mental or physical condition which, in the opinion of a licensed medical doctor reasonably acceptable to the Company, renders Employee incapable for a period for a period of at least six (6) consecutive months from performing his regular duties under this Agreement. Employee covenants and agrees to submit to a reasonable physical examination by such licensed medical doctor for the purpose of evaluating whether Employee is Disabled.

(d) “GOOD REASON” shall mean (x) the breach by the Company of any of its obligations under this Agreement without Employee’s express written consent or (y) the occurrence of any of the following circumstances without Employee’s express written consent, unless such breach or circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(i) a material reduction in the duties and authority assigned to Employee immediately prior thereto, or an adverse alteration in the nature or status of Employee’s office, title, responsibilities, including reporting responsibilities, or the conditions of Employee’s employment from those in effect immediately prior thereto or a failure to appoint Employee as Chief Financial Officer;

(ii) a reduction in Employee’s Base Compensation;

(iii) the failure by the Company to pay to Employee any portion of Employee’s current compensation within seven (7) days following the date on which such compensation is due;

(iv) either (x) the failure by the Company to continue in effect any compensation plan in which Employee participates that is material to Employee’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (y) the failure by the Company to continue Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Employee’s participation relative to other participants;

(v) either (x) the failure by the Company to continue to provide Employee with benefits substantially similar to those enjoyed by Employee under any of the Company’s life insurance, medical, health and accident, or disability plans in which Employee was participating at the time of this Agreement, or (y) the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Employee of any material fringe benefit enjoyed by Employee at the time of this Agreement, or (z) the failure by the Company to provide Employee with the number of paid vacation days to which Employee is entitled in accordance with this Agreement;

(vi) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated by Section 5.4 hereof;

(vii) the relocation of the Company’s principal executive offices to a location more than twenty-five (25) miles outside the City of Santa Barbara, California, or the Company’s requiring Employee to relocate anywhere other than the location of the Company’s principal executive offices, except for required travel on the Company’s business to an extent substantially consistent with Employee’s historical business travel on behalf of the Company;

(viii) the amendment, modification or repeal of any provision of the Certificate of Incorporation, or the Bylaws of the Company which was in effect immediately prior to time of this Agreement,

if such amendment, modification or repeal would materially adversely affect Employee’s right to indemnification by the Company; or

(ix) any purported termination of Employee’s employment by the Company that is not effected pursuant to a Notice of Termination, which purported termination shall not be effective for purposes of this Agreement.

(e) “MISCONDUCT” shall mean (i) the willful and repeated failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by Employee for Good Reason), after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties and provides fourteen (14) days for Employee to cure, or (ii) Employee’s willfully engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes hereof, no act, or failure to act, on Employee’s part shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interest of the Company.

(f) “NOTICE OF TERMINATION” shall mean a written notice which sets forth in reasonable detail the reason for termination of Employee’s employment, or in the case of resignation for Good Reason, said notice must specify in reasonable detail the basis for such resignation.

3.2 TERMINATION BY COMPANY. The Company may terminate this Agreement as of the Date of Termination:

(a) FOR MISCONDUCT. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Misconduct unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board that Employee was guilty of conduct set forth above and specifying the particulars thereof in reasonable detail, provided, however, that if at such time Employee is a member of the Board of Directors, he shall abstain from voting with respect to any matter relating to termination of his employment. Upon termination for Misconduct, the Company shall pay to Employee all accrued and unpaid compensation for the period ending on the Date of Termination, and shall not be obligated to pay any additional amounts to Employee hereunder.

(b) OTHER THAN MISCONDUCT OR DISABILITY. At any time other than either for Misconduct or by reason of Employee’s Disability. Employee’s employment is at will and the Company may terminate this Agreement and Employee’s employment for any reason deemed sufficient by the Company upon delivery of a Notice of Termination (or as of such date as is specified therein). However, in the event that Employee’s employment is terminated for any reason other than his Misconduct or Disability, then in addition to all accrued and unpaid wages due to Employee for periods ended on or prior to the effective date of the termination:

(i) the Company shall pay to Employee an amount equal to twelve (12) months of Employee’s Base Compensation at the rate in effect as of the Date of Termination (any such amount to be payable in equal monthly installments at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during the period of twelve (12) months following the Date of Termination, provided, however, that the Company shall have the right, in its sole discretion, to accelerate any payment under this subsection (b)(i)); and

(ii) the Company shall pay, for a period of twelve (12) months following the Date of Termination, the premiums for continuation of Employee healthcare benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for so long as Employee is otherwise eligible, provided Employee makes a timely election for such COBRA coverage.

(c) DISABILITY. By reason of Employee’s Disability. If the Company elects to terminate Employee’s employment hereunder by reason of Employee’s Disability, then for the period equal to the shorter of twelve (12) months following the date of the termination or the period ending on the date on which Employee becomes eligible to receive disability income payments under any disability income plan sponsored by the Company, the Company shall (i) pay to Employee an amount equal to Employee’s Base Compensation at the rate in effect as of the Date of Termination (any such amount to be payable in equal monthly installments at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during the period over which such amount is payable hereunder), and (ii) pay the premiums for continuation of Employee healthcare benefits pursuant to COBRA for such period, provided Employee makes a timely election for such COBRA coverage.

3.3 TERMINATION BY EMPLOYEE. Employee may resign from employment and terminate this Agreement at any time. If Employee terminates this Agreement:

(a) DISABILITY. By reason of Employee’s Disability, then in addition to all accrued and unpaid wages due to Employee for periods ended on or prior to the Termination Date, the Company thereafter shall (i) continue paying to Employee his Base Compensation at the rate in effect as of the Date of Termination for a period ending on the earlier of (x) twelve (12) months following the date of the termination or (y) the period ending on the date on which Employee becomes eligible to receive disability income payments under any disability income plan sponsored by the Company (any such amount to be payable in equal periodic installments at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during such period), provided, however, that the Company shall have the right, in its sole discretion, to accelerate any such payment); and (ii) pay the COBRA premiums for continuation of Employee healthcare benefits for so long as Employee is otherwise eligible, provided Employee makes a timely election for such COBRA coverage, for a period of twelve (12) months following the Date of Termination. Employee’s right to terminate employment pursuant to this Section 3.3(a) shall not be affected by Employee’s incapacity due to physical or mental illness. In addition, Employee’s continued employment following any event, act or omission, regardless of the length of such continued employment, shall not constitute Employee’s consent to, or a waiver of Employee’s rights with respect to, such event, act or omission constituting a Good Reason circumstance hereunder.

(b) GOOD REASON. For Good Reason, then in addition to all accrued and unpaid wages due to Employee for periods ended on or prior to the Termination Date: (i) the Company shall pay to Employee an amount equal to twelve (12) months of Employee’s Base Compensation at the rate in effect as of the Date of Termination (any such amount to be payable in equal periodic installments at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during the period of twelve (12) months following the Date of Termination, provided, however, that the Company shall have the right, in its sole discretion, to accelerate any payment under this subsection (b)(i)); and (ii) the Company shall pay the premiums for continuation of Employee healthcare benefits pursuant to COBRA, provided Employee makes a timely election for such COBRA coverage, for a period of twelve (12) months following the Date of Termination.

(c) CHANGE OF CONTROL. By reason of a Change of Control of the Company, then Employee shall be entitled to terminate his employment at any time within three (3) months following the date of such Change of Control, and in addition to all accrued and unpaid wages due to Employee for periods ended on or prior to the Termination Date, the Company thereafter shall:

(i) pay to Employee an amount equal to twelve (12) months of Employee’s Base Compensation at the rate in effect as of the Date of Termination (any such amount to be payable in equal periodic installments at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during the period of twelve (12) months following the Date of Termination, provided, however, that the Company shall have the right, in its sole discretion, to accelerate any payment under this subsection (b)(i)); and

(ii) pay the COBRA premiums for continuation of Employee healthcare benefits for so long as Employee is otherwise eligible, provided Employee makes a timely election for such COBRA coverage, for a period of twelve (12) months following the Date of Termination. Employee’s right to terminate employment pursuant to this Section 3.3(c) shall not be affected by Employee’s incapacity due to physical or mental illness. In addition, Employee’s continued employment following any event, act or omission, regardless of the length of such continued employment, shall not constitute Employee’s consent to, or a waiver of Employee’s rights with respect to, such event, act or omission constituting Good Reason hereunder.

3.4 OTHER. Other than by reason of Employee’s Disability, Good Reason, or a Change of Control of the Company, then the Company shall pay to Employee all accrued and unpaid wages due to Employee for periods ended on or prior to the effective date of the termination, and the Company shall not be obligated to make any further payments to Employee hereunder.

3.5 MITIGATION. Employee shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer, self employment earnings, by retirement benefits, by offset against any amount claimed to be owing by Employee to the Company, or otherwise. No amounts payable to Employee under any plan or program of the Company shall reduce or offset any amounts payable to Employee under this Agreement.

4. MISCELLANEOUS

4.1 NOTICES. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (i) when personally delivered, or (ii) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (iii) on the date on which transmitted by facsimile or other electronic means generating a receipt confirming a successful transmission (provided that on that same date a copy of such notice is deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested), or (iv) on the next business day after the date on which deposited with a regulated public carrier (e.g., Federal Express) designating overnight delivery service with a return receipt requested or equivalent thereof administered by such regulated public carrier, freight prepaid, and addressed in a sealed envelope to the party for whom intended at the address or facsimile number appearing on the signature page of this Agreement, or such other address or facsimile number, notice of which is given in a manner permitted by this Section 4.1.

4.2 EFFECT ON OTHER REMEDIES. Nothing in this Agreement is intended to preclude, and no provision of this Agreement shall be construed to preclude, the exercise of any other right or remedy which the Company may have by reason of Employee’s breach of his obligations under this Agreement.

4.3 ARBITRATION. Except for a dispute in which any party is seeking the exercise of the equitable powers of a court, if any dispute arises under this Agreement and is not resolved within fifteen (15) days after one party delivers to each other party a written notice invoking the arbitration provisions of this Section 4.3, then such dispute shall be resolved by arbitration in Santa Barbara, California, before a single arbitrator under the rules then obtaining of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable. The decision of the arbitrator shall be final and binding on the parties to the dispute.

4.4 BINDING ON SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto, as well as their respective heirs, successors, assigns, and personal representatives.

4.5 GOVERNING LAW, JURISDICTION, AND VENUE. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of California, without regard to conflict of law principles. Each party consents to the jurisdiction of the courts of the State of California for the purposes of construing or enforcing this Agreement. Subject to the arbitration provisions of Section 5.3, above, the parties agree that the exclusive venues for all such disputes shall be the Superior Court in and for the County of Santa Barbara, California, sitting in the City of Santa Barbara, California, and hereby waive all arguments and claims that such forum is inconvenient or otherwise inappropriate.

4.6 SEVERABILITY. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

4.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be one and the same instrument, binding on all the signatories.

4.8 FURTHER ASSURANCES. Each party agrees, upon the request of another party, to make, execute, and deliver, and to take such additional steps as may be necessary to effectuate the purposes of this Agreement.

4.9 ENTIRE AGREEMENT; AMENDMENT. This Agreement (a) represents the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings, whether written or oral, regarding the subject matter hereof, (i) including but not limited to that certain nonbinding Term Sheet between the Company and Employee dated as of January 1, 2004, as amended, and (ii) excepting the Mutual Nondisclosure Agreement by and between Employee and the Company, and (b) may not be modified or amended, except by a written instrument, executed by the party against whom enforcement of such amendment may be sought.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date set forth above.

	“COMPANY:”	“EMPLOYEE:”

CALLWAVE, INC., a California corporation

By	/s/ DAVID F. HOFSTATTER	/s/ JASON S. SPIEVAK

	David F. Hofstatter, President and CEO	Jason S. Spievak

	Date	Date

	Address, Facsimile No. and Email for Notices	Address, Facsimile No. and Email for Notices:

	136 West Canon Perdido Street Santa Barbara, California 93101	608 East Micheltorena Santa Barbara, California 93101

	Facsimile No.: (805) 690-4211	Facsimile No.: (805)